Exhibit 99.1

NEWS RELEASE	6140 Stoneridge Mall Road Suite 590 Pleasanton, CA 94588 925-460-3663 www.coopercos.com
CONTACT: Kim Duncan Senior Director, Investor Relations ir@cooperco.com

THE COOPER COMPANIES COMPLETES ACQUISITION OF SAUFLON

PHARMACEUTICALS AND ANNOUNCES $700 MILLION 3-YEAR TERM LOAN

PLEASANTON, Calif., August 6, 2014 – The Cooper Companies, Inc. (NYSE: COO) today announced that effective August 6, 2014, it has completed its previously announced acquisition of Sauflon Pharmaceuticals Ltd., a European manufacturer and distributor of soft contact lenses and solutions, for a purchase price of approximately $1.2 billion. Additional details will be provided on Cooper’s third quarter 2014 earnings call on September 4, 2014 and at its 2014 Analyst Day on September 11, 2014.

In conjunction with the transaction, Cooper also announced it has closed a $700 million 3-year Senior Unsecured Term Loan which matures August 4, 2017. The Company intends to use the facility to fund the acquisition of Sauflon, to provide working capital and for general corporate purposes.

About The Cooper Companies

The Cooper Companies, Inc. (“Cooper”) is a global medical device company publicly traded on the NYSE Euronext (NYSE:COO). Cooper is dedicated to being A Quality of Life Company™ with a focus on delivering shareholder value. Cooper operates through two business units, CooperVision and CooperSurgical. CooperVision brings a refreshing perspective on vision care with a commitment to crafting a wide range of high-quality products for contact lens wearers and providing focused practitioner support. CooperSurgical focuses on supplying women’s health clinicians with market leading products and treatment options to improve the delivery of healthcare to women. Headquartered in Pleasanton, CA, Cooper has approximately 9,000 employees with products sold in over 100 countries. For more information, please visit www.coopercos.com.

About Sauflon Pharmaceuticals

Established in 1985, Sauflon Pharmaceuticals Ltd is a privately-owned British company and a global manufacturer of contact lenses and aftercare solutions. It has three state-of-the-art manufacturing plants, sales offices in over 10 countries, and products sold in over 50 countries. Sauflon is recognized as a high-quality, award-winning global manufacturer of contact lenses and aftercare products. For more information, please visit sauflon.co.uk.

Forward-Looking Statements

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Statements relating to guidance, plans, prospects, goals, strategies, future actions, events or performance and other statements which are other than statements of historical fact, including all statements regarding the acquisition of Sauflon including Sauflon’s financial position, market position, product development and business strategy, expected cost synergies, expected timing and benefits of the transaction, as well as estimates of our and Sauflon’s future expenses, sales and earnings per share are forward-looking. To identify these statements look for words like “believes,” “expects,” “may,” “will,” “should,” “could,” “seeks,” “intends,” “plans,” “estimates” or “anticipates” and similar words or phrases. Forward-looking statements necessarily depend on assumptions, data or methods that may be incorrect or imprecise and are subject to risks and uncertainties.

Among the factors that could cause our actual results and future actions to differ materially from those described in forward-looking statements are: acquisition-related adverse effects including the failure to successfully obtain anticipated revenues, margins and earnings benefits of the Sauflon acquisition, integration delays or costs and the requirement to record significant adjustments to the preliminary fair value of assets acquired and liabilities assumed within the measurement period, regulatory approvals for the Sauflon acquisition being subject to conditions that are not anticipated, adverse impacts of contingent liabilities or indemnification obligations, increased leverage and lack of access to available financing (including financing for the acquisition or refinancing of debt owed by us or Sauflon on a timely basis and on reasonable terms); adverse changes in the global or regional general business, political and economic conditions due to the current global economic downturn, including the impact of continuing uncertainty and instability of certain European Union countries that could adversely affect our or Sauflon’s global markets; foreign currency exchange rate and interest rate fluctuations which could decrease our or Sauflon’s revenues and earnings; a major disruption in the operations of our or Sauflon’s manufacturing, research and development or distribution facilities due to technological problems, natural disasters or other causes; disruptions in supplies of raw materials, particularly components used to manufacture our or Sauflon’s silicone hydrogel lenses; limitations on sales following product introductions due to poor market acceptance; new competitors, product innovations or technologies; reduced sales, loss of customers and costs and expenses related to recalls; new U.S. and foreign government laws and regulations, and changes in existing laws, regulations and enforcement guidance, which affect the medical device industry and the healthcare industry generally; failure to receive, or delays in receiving, U.S. or foreign regulatory approvals for products; failure to obtain adequate coverage and reimbursement from third party payors for our products; compliance costs and potential liability in connection with U.S. and foreign healthcare regulations, including product recalls, and potential losses resulting from sales of counterfeit and other infringing products; legal costs, insurance expenses, settlement costs and the risk of an adverse decision or settlement related to product liability, patent protection or other litigation; changes in tax laws or their interpretation and changes in statutory tax rates; the requirement to provide for a significant liability or to write off, or accelerate depreciation on, a significant asset, including goodwill; the success of our or Sauflon’s research and development activities and other start-up projects; dilution to earnings per share from the Sauflon acquisition or other acquisitions or issuing stock; changes in accounting principles or estimates; environmental risks and other events described in our Securities and Exchange Commission filings, including the “Business” and “Risk Factors” sections in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2013, as such Risk Factors may be updated in quarterly filings.

We caution investors that forward-looking statements reflect our analysis only on their stated date. We disclaim any intent to update them except as required by law.

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